Exhibit 99.1

MCEWEN MINING REPORTS 2016 FULL YEAR AND Q4 RESULTS

TORONTO, Mar 1, 2017 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to report consolidated financial results for the fourth quarter and year ended December 31, 2016. During the year McEwen Mining achieved production of 145,530 gold equivalent ounces(1). Net cash flow generated from operating activities in 2016 was $25.2 million(2). On February 27, 2017, the Company had cash, cash equivalents and precious metals of approximately $55.2 million and no debt. Our year end conference call will occur tomorrow at 11am, EST. Details are provided at the end of this news release.

“On many important fronts, 2016 was a good year for McEwen Mining. We generated significantly higher cash flow and earnings per share despite producing 6% fewer ounces. We grew our treasury by 84% without resorting to equity financing, or sale of  metal streams, or royalties, or taking on debt. Looking forward into 2017, our next chapter of growth begins. Pending government approval we are ready to start construction in Nevada at our Gold Bar deposit late this year. In Mexico, we are reconfiguring our El Gallo Silver project to improve its economics. In addition, we are testing new exploration targets. In Argentina, our Los Azules project is getting more attention as a result of the improving copper price. Finally, when completed our proposed friendly acquisition of Lexam VG Gold will enhance our development and production pipeline with several high grade gold projects in Timmins, Canada, one of the world’s largest gold districts,” said Rob McEwen, Chairman and Chief Owner.

The table below provides production and cost results for the fourth quarter and year ended December 31, 2016, comparative results from last year, and our production and cost guidance for 2017. Going forward cost guidance will be disclosed on an individual mine basis and will not be consolidated. Consolidated cost guidance is being discontinued due to regulatory requirements related to the calculation of costs in our 49% owned interest in the San Jose mine and the required accounting treatment of that investment.  For our SEC Form 10‑K Financial Statements and MD&A refer to: http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000314203

	Q4 2015	Q4 2016	Full Year 2015	Full Year 2016	Guidance 2017
Consolidated Total(3)
Gold ounces produced	25,452	20,337	110,320	101,482	99,700
Silver ounces produced	981,693	838,768	3,315,667	3,303,709	3,324,000
Gold equivalent ounces produced(1)	38,541	31,521	154,529	145,530	144,000
El Gallo Mine – Mexico
Gold ounces produced	11,028	7,622	62,967	54,929	49,700
Silver ounces produced	4,814	3,922	29,917	25,336	24,000
Gold equivalent ounces produced(1)	11,092	7,675	63,366	55,265	50,000
Gold equivalent total cash cost ($/oz)(1)(4)	$496	$699	$440	$524	$760
Gold equivalent co-product AISC ($/oz)(1)(4)	$595	$832	$581	$610	$900
San José Mine(3) - Argentina
Gold ounces produced	14,424	12,714	47,353	46,553	50,000
Silver ounces produced	976,879	834,846	3,285,750	3,278,373	3,300,000
Gold equivalent ounces produced(1)	27,449	23,845	91,163	90,264	94,000
Gold equivalent total cash cost ($/oz)(1)(4)	$765	$729	$865	$760	$780
Gold equivalent co-product AISC ($/oz)(1)(4)	$970	$970	$1,111	$954	$990

1.     Silver production is presented as a gold equivalent. Gold equivalent calculations are based on prevailing spot prices at the beginning of the year. The silver to gold ratio used for 2015, 2016 and 2017 is 75:1.

2.     All amounts are reported in US dollars unless otherwise stated.

3.     Represents the portion attributable to us from our 49% interest in the San José Mine.

4.     Earnings from mining operations, total cash costs, all-in sustaining costs (AISC), and average realized prices are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. See “Cautionary Note Regarding Non-GAAP Measures” for additional information, including definitions of these terms.

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Financial & Operating Highlights

Treasury

At December 31, 2016 we had $58.8 million in cash, investments and precious metals valued at the spot prices and no debt. In comparison, we ended 2015 with $32.0 million in cash, investments and precious metals valued at the spot prices, and $3.4 million in short-term bank indebtedness. As of February 27, 2017 we held cash, investments, and precious metals valued at spot prices of $55.2 million.

Net Income

Our consolidated net income for 2016 was $21.1 million, or $0.07 per share, compared to a net loss of $20.5 million, or $0.07 per share in 2015. The net income in 2016 was the result of the strong financial performance achieved at both our mines.

Cash Flow

Net cash provided by operations for 2016 increased to $25.2 million compared to $15.6 million in 2015. For 2016, our 49% interest in the San José mine contributed $17.7 million in dividends to operating cash flows, compared to $0.5 million in 2015; and our El Gallo mine contributed $59.5 million in gold and silver sales to operating cash flow, compared to $70.2 million in 2015.

Earnings from Mining Operations

For 2016, earnings from mining operations from our El Gallo mine was $34.1 million, compared to $39.3 million in 2015; and earning from mining operations from our 49% interest in the San José mine was $30.5 million, compared to $13.5 million in 2015.

Production Costs

For our El Gallo mine in 2016, total cash costs and all-in sustaining cash costs were $524 and $610 per gold equivalent ounce, respectively.

For our San José mine in 2016, total cash costs and all-in sustaining costs were $760 and $954 per gold equivalent ounce, respectively.

Ounces Produced

Consolidated gold equivalent production in 2016 totaled 145,530 ounces, which consists of 90,264 gold equivalent ounces attributable to us from our 49% interest in the San José mine, and 55,266 gold equivalent ounces from the El Gallo mine.

Ounces Sold

Consolidated gold equivalent ounces sold in 2016 totaled 144,048 ounces, which consists of 48,902 gold equivalent ounces from El Gallo mine 95,146 gold equivalent ounces attributable to us from our 49% interest in the San José mine.

Average Realized Prices

Consolidated average realized prices for the year 2016 were $1,239 per ounce of gold sold, and $17.03 per ounce of silver sold. In comparison, the consolidated average realized prices in 2015 were $1,146 per ounce of gold sold, and $15.06 per ounce of silver sold.

Production Guidance

Production for 2017 is expected to be 50,000 ounces of gold and 3,300,000 ounces of silver from the San José mine, and 49,700 ounces of gold and 24,000 ounces of silver from the El Gallo mine. Using a silver to gold ratio of 75:1 for the year 2017, this represents projected consolidated production of 144,000 gold equivalent ounces.

Cost Guidance

For 2017, total cash costs and all-in sustaining costs at the El Gallo mine are forecast to be $760 and $900 per gold equivalent ounce, respectively; and total cash costs and all-in sustaining costs at the San José mine are forecast at $780 and $990 per gold equivalent ounce, respectively. Our guidance is based on an average silver to gold ratio of 75:1.

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Return of Capital

The second and third semi-annual return of capital installments of 1/2¢ per common share were paid on February 12, 2016 and August 29, 2016. The fourth return of capital installment of 1/2¢ per common share was paid on February 14, 2017. To date a total of $6 million has been returned to share owners.

Stock Repurchase Program

On October 1, 2015, our Board of Directors authorized a plan to repurchase up to 5.4% of our outstanding common stock, or up to $15 million in aggregate purchases, whichever is less. During 2015, we repurchased for cancellation 1,896,000 shares of our common stock at a total cost of $1.8 million ($0.93 per share). During 2016 we repurchased 558,000 shares of our common stock at a total cost of $0.6 million ($1.04 per share). The share repurchase program expired on September 30, 2016.

Operations & Projects

Mexico

El Gallo Gold Mine (100%)

Production at the El Gallo mine for 2016 declined from 2015 by 13% to 55,266 gold equivalent ounces, but met our 2016 production guidance of 55,000 gold equivalent ounces. Ore grades processed during 2016 averaged 2.14 g/t gold, compared to 3.41 g/t gold in 2015.

For 2017, we have budgeted a total of $1.5 million for exploration activities at the El Gallo Gold Mine, and $3.4 million for sustaining capital expenditures.

El Gallo Silver Project (100%)

During 2016 we spent $1.2 million furthering studies on the feasibility and development of the El Gallo Silver project.  These studies are intended to identify opportunities to reduce the initial capital investment required to start the project. Our 2017 budget for El Gallo Silver is approximately $6.0 million, including $3.0 million for exploration and $3.0 million for development.

Argentina

San José Mine (49%)

Gold equivalent production for 2016, on a 100% basis, was 184,213 gold equivalent ounces, from which the 49% share attributable to us was approximately 90,264 ounces. 2016 production slightly exceeded our 2016 guidance of 89,000 gold equivalent ounces.

For 2017, we expect to continue receipt of dividends from our 49% interest in San José. We anticipate receiving dividends in excess of $10.0 million, with the final amount being determined by the profitability, treasury position, and decisions on capital and exploration investments.

Los Azules Project (100%)

During 2016 we spent $1.6 million in further baseline environmental and optimization studies, and related activities at Los Azules. The 2017 drilling season was started with an initial budget of $6.4 million to be spent in the first quarter with further drilling dependent on weather and results. In addition to drilling, we plan to spend $3.2 million on further studies and other works to advance the Los Azules project.

Gold Bar Project, Nevada, U.S. (100%)

During 2016 we spent $2.7 million on environmental studies and other requirements to complete the permitting process for an open pit heap leach mine. Key areas of development include an updated mine plan leading to operational improvements,

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completion of additional metallurgical work which confirmed previous gold recovery assumptions, and awarding the contract for detailed design to M3 Engineering, a leading engineering and infrastructure firm based in Arizona, USA.

The Draft Environmental Impact Statement (DEIS) for the Gold Bar Project will be published on March 3, 2017 by the U.S. Bureau of Land Management (BLM) in the Federal Register. This initiates the 45-day public comment period that will end April 17, 2017. The BLM and McEwen Mining will address public comments received prior to the approval of the Final EIS and the awarding of a Record of Decision.

Under the assumption of receiving a favorable decision, we have budgeted expenditures of approximately $38.7 million for 2017, which include $1.5 million for permitting and $37.2 million for initial stage construction, expect to commence during the fourth quarter of 2017.

Lexam VG Gold Acquisition

Please refer to our news release announcing details of the proposed transaction, available here: http://www.mcewenmining.com/Media-Events/News-Releases/News-Releases-Details/2017/McEwen-Mining-Announces-Friendly-Acquisition-of-Lexam-VG-Gold/default.aspx

San José Resource and Reserve Update

The following are the audited mineral reserve and mineral resource estimates calculated by Hochschild Mining Plc (“Hochschild”), our joint venture partner, for the San José mine as at December 31, 2016. They do not account for depletion from 2017 production, or reserves delineated during 2017.

These figures, reported on a 100% basis, were prepared by Hochschild and audited by P&E Mining Consultants Inc. whose audit letter dated February 15, 2017, concluded that the estimates for the San José mine prepared by Hochschild at December 31, 2016 provide a reliable estimation of reserves and resources. The reserves as presented are in-situ and include mining dilution and mining losses, however do not include allowances for mill or smelter recoveries.

The tables below summarize the Mineral Reserve and Mineral Resource estimates for the San José Mine.

San José Mine - Mineral Reserve Estimate, December 31, 2016

Reserve Category	Tonnes (000’s)	Gold Grade (g/t)	Silver Grade (g/t)	Contained Gold (K oz)	Contained Silver (M oz)
Proven	1,163	7.34	502	274	18.8
Probable	654	6.57	401	138	8.4
Proven & Probable	1,817	7.06	465	412	27.2

San José Mine - Mineral Resource Estimate, December 31, 2016

Resource Category	Tonnes (000’s)	Gold Grade (g/t)	Silver Grade (g/t)	Contained Gold (K oz)	Contained Silver (M oz)
Measured	1,648	8.20	564	434	29.9
Indicated	1,891	6.26	404	381	24.6
Measured & Indicated	3,539	7.16	479	815	54.5
Inferred	1,038	6.40	404	214	13.5

•Mineral resources are inclusive of mineral reserves.

•Reserves and resources are stated on a 100% basis. McEwen Mining Inc. has a 49% attributable interest in the San José mine.

•Mineral resources which are not mineral reserves, do not have demonstrated economic viability.

•The quantity and grade of reported Inferred resources are uncertain in nature and there has been insufficient exploration to classify these Inferred resources as Measured or Indicated, however it is reasonably expected that a significant portion of Inferred resources may be upgraded to the Indicated or Measured category with infill drilling.

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•Mineral reserves were estimated by Hochschild Mining Plc using the CIM Standards on Mineral Resources and reserves, Definitions and Guidelines prepared by the CIM Standing Committee on Reserve Definitions. P&E Mining Consultants Inc. have audited the reserve estimates and found that they meet the requirements for disclosure as reserves under Canadian National Instrument 43-101 (NI 43-101) and the Joint Ore Reserves Committee of the Australian Institute of Mining and Metallurgy (“JORC”) as well as the US Securities and Exchange Commission Industry Guide 7.

•Mineral Resources were estimated by Hochschild Mining Plc using the CIM Standards on Mineral Resources and Reserves, Definitions and Guidelines prepared by the CIM Standing Committee on Reserve Definitions. P&E Mining Consultants Inc. have audited the resource estimates and found that they meet both the requirements for Canadian disclosure under NI 43-101 and JORC.

•Resource estimations utilized inverse distance and ordinary kriging methods depending upon data density.

•Metal prices used were US$1,200/oz for gold and US$16.50/oz for silver.

•For reserves average internal dilution was 5%, average mining and geotechnical dilution was 26% and mine extraction was 59%.

•Resources for 2016 were defined at a cut-off grade of 214 gpt silver equivalent, which is equivalent to a cut-off value of US$88.60/tonne.

•For additional information about the San José mine refer to the NI 43-101 technical report titled: “Technical Report on San José Silver-Gold Mine, Santa Cruz, Argentina” dated August 15, 2014 with an effective date of December 31, 2013.

2016 Full Year and Q4 Conference Call Details
McEwen Mining will be hosting a conference call to discuss the 2016 results and project developments on:
Thursday, March 2, 2017 at 11:00 am EST

WEBCAST:
http://edge.media-server.com/m/p/hvsqw9on

TELEPHONE:
Participant Dial‑in numbers: (844) 630‑9911 (North America) / (210) 229‑8828 (International) Conference ID: 81304828

REPLAY:
Dial-in numbers: (855) 859‑2056 (North America) / (404) 537‑3406 (International)
Conference ID: 81304828 03/02/2017 14:00 to 03/09/2017 14:00 EST

About McEwen Mining  (www.mcewenmining.com)

McEwen Mining has the goal to qualify for inclusion in the S&P 500 Index by creating a high growth gold and silver producer focused in the Americas. McEwen Mining’s principal assets consist of the San José Mine in Santa Cruz, Argentina (49% interest), the El Gallo Mine and El Gallo Silver project in Sinaloa, Mexico, the Gold Bar project in Nevada, USA, and the Los Azules copper project in San Juan, Argentina.

McEwen Mining has a total of 300 million shares outstanding. Rob McEwen, Chairman and Chief Owner, owns 25% of the Company.

Technical Information

The technical contents of this news release has been reviewed and approved by Nathan M. Stubina, Ph.D., P.Eng., FCIM, Managing Director and a Qualified Person as defined by Canadian Securities Administrators National Instrument 43‑101 “Standards of Disclosure for Mineral Projects”.

Technical Information for San José

The technical content of this news release has been reviewed and approved by Eugene Puritch P. Eng., President of P&E Mining Consultants Inc. Under the direction of Mr. Puritch, Al Hayden P. Eng., James L. Pearson P. Eng., David Burga P. Geo., and Fred H. Brown CPG PrSciNat, P. Geo. performed an independent audit of the December 31, 2016 resource and reserve estimates. Each of the foregoing is a Qualified Person and independent of the Corporation, in each case, within the meaning of NI 43‑101 and Competent Persons under JORC. A site visit to the San José mine was carried out by two of these individuals

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on January 9th and 10th, 2017. No issues with the mineral reserve or mineral resource estimate were identified during or since the site visit.

Reliability of Information Regarding San José

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

Cautionary Note Regarding Non-GAAP Measures

In this report, we have provided information prepared or calculated according to U.S. GAAP, as well as provided some non-U.S. GAAP (“non-GAAP”) performance measures. Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

(1) Total Cash Costs and All-in Sustaining Costs

Total cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current explorations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs. All-in sustaining cash costs consist of total cash costs (as described above), plus environmental rehabilitation costs, amortization of the asset retirement costs related to operating sites, sustaining exploration and development costs, and sustaining capital expenditures. In order to arrive at our consolidated all-in sustaining costs, we also include corporate general and administrative expenses. Depreciation is excluded from both total cash costs and all-in sustaining cash costs. For both total cash costs and all-in sustaining costs we include our attributable share of total cash costs from operations where we hold less than a 100% economic share in the production, such as MSC, where we hold a 49% interest.  Total cash cost and all-in sustaining cash cost per ounce sold are calculated on a co-product basis by dividing the respective proportionate share of the total cash costs and all-in sustaining cash costs for the period attributable to each metal by the ounces of each respective metal sold. We use and report these measures to provide additional information regarding operational efficiencies both on a consolidated and an individual mine basis, and believe that these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining’s Annual Report on Form 10‑K for the year ended December 31, 2016.

(2) Earnings from mining operations

The term Earnings from Mining Operations used in this report is a non-GAAP financial measure. We use and report this measure because we believe it provides investors and analysts with a useful measure of the underlying earnings from our mining operations. We define Earnings from Mining Operations as Gold and Silver Revenues from our El Gallo Mine and our 49% attributable share of the San José Mine’s Net Sales, less their respective Production Costs Applicable to Sales. To the extent that Production Costs Applicable to Sales may include depreciation and amortization expense related to the fair value increments on historical business acquisitions (fair value paid in excess of the carrying value of the underlying assets and liabilities assumed on the date of acquisition), we deduct this expense in order to arrive at Production Costs Applicable to Sales that only include depreciation and amortization expense incurred at the mine-site level. The San José Mine Net Sales and Production Costs Applicable to Sales are presented, on a 100% basis, in Note 5 of McEwen Mining’s Annual Report on Form 10-K for the year ended December 31, 2016.

(3) Average realized prices

The term average realized price per ounce used in this report is also a non-GAAP financial measure. We report this measure to better understand the price realized in each reporting period for gold and silver.  Average realized price is calculated as sales of gold and silver (excluding commercial deductions) over the number of ounces sold in the period (net of deduction units). A reconciliation to the most directly comparable U.S. GAAP measure, Sales of Gold and Silver, is provided in McEwen Mining’s Annual Report on Form 10‑K for the year ended December 31, 2016.

(4) Cash, investments and precious metals

The term cash, investments and precious metals used in this report is a non‑GAAP financial measure. We report this measure to better understand our liquidity in each reporting period. Cash, investments and precious metals is calculated as the sum of cash, investments and ounces of doré held in inventory, valued at the London P.M. Fix spot price at the corresponding period. A reconciliation to the most directly comparable U.S. GAAP measure, Sales of Gold and Silver, is provided in McEwen Mining’s Annual Report on Form 10‑K for the year ended December 31, 2016.

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CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. The Company’s dividend policy will be reviewed periodically by the Board of Directors and is subject to change based on certain factors such as the capital needs of the Company and its future operating results. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2016 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

CONTACT INFORMATION:

Mihaela Iancu Investor Relations (647) 258-0395 ext 320 info@mcewenmining.com	Christina McCarthy Director of Corporate Development (647) 258-0395 ext 390 corporatedevelopment@mcewenmining.com	150 King Street West Suite 2800,P.O. Box 24 Toronto, Ontario, Canada M5H 1J9 (866) 441-0690

Website www.mcewenmining.com	Facebook facebook.com/mcewenrob	Twitter twitter.com/mcewenmining

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